EXHIBIT 21.1
MiMedx Group, Inc.
List of Subsidiaries

Company	Jurisdiction of Organization
MiMedx, Inc.	Florida
MiMedx Processing Services, LLC	Florida
MiMedx Tissue Services, LLC	Georgia
Stability Biologics, LLC	Georgia